EXHIBIT 99.01

CCOM GROUP, INC. ANNOUNCES THAT IT HAS FILED A FORM 15 TO
DEREGISTER ITS COMMON STOCK AND CONVERTIBLE PREFERRED STOCK
UNDER THE SECURITIES EXCHANGE ACT OF 1934

HAWTHORNE, New Jersey (November 12, 2013) – CCOM Group, Inc. (the “Company”) (OTCQB: “CCOM,” “CCOMP”) announced today that it has filed a Form 15 with the Securities and Exchange Commission to voluntarily deregister its common stock and convertible preferred stock under the Securities Exchange Act of 1934. The filing suspends the Company’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8-K. The Company expects that the deregistration of its common stock and convertible preferred stock will become effective on or about February 10, 2014.

The Company further expects that its common stock and convertible preferred stock will cease to be traded on the OTC Markets Group’s OTCQB. The Company’s common stock and convertible preferred stock may be quoted on the OTC Markets Group’s OTCPINK, but there is no assurance that brokers will make a market in these securities.

About CCOM Group, Inc.

CCOM Group, Inc. (“CCOM”) distributes heating, ventilating and air conditioning equipment (HVAC), parts and accessories, whole-house generators, climate control systems, appliances and plumbing and electrical fixtures and supplies, primarily in New Jersey, New York, Massachusetts and portions of eastern Pennsylvania, Connecticut and Vermont through its subsidiaries: Universal Supply Group, Inc., www.usginc.com, The RAL Supply Group, Inc., www.ralsupply.com, American/Universal Supply Division, www.ausupplyinc.com, and S&A Supply, Inc., www.sasupplyinc.com. CCOM is headquartered in New Jersey, and, with its affiliates, operates out of 17 locations in its geographic trading area. For more information on CCOM’s operations, products and/or services, please visit www.ccomgrp.com.

For further information, please contact Peter D. Gasiewicz, Chief Executive Officer, or
William Salek, Chief Financial Officer, at (973) 427-8224.